Exhibit 99.1

November 5, 2020

Array Technologies, Inc. Reports Financial Results for the Third Quarter of 2020 and Provides Full Year 2020 Guidance

Third Quarter 2020 Financial Highlights

•	Revenue of $139.5 million

•	Basic and Diluted Net Loss per share of ($0.06)

•	Adjusted EBITDA of $16.6 million(1)

•	Adjusted Basic and Diluted Net Income per share of $0.07(1)

(1)	A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest manufacturers of ground-mounting systems used in solar energy projects, today announced financial results for its third quarter ended September 30, 2020.

“The entire team at Array has been energized by the support we received from our new investors in our IPO and we are working hard to deliver on the three key pillars of our growth strategy – continued growth and market share gains in the U.S., international expansion and bolt-on acquisitions. Our third quarter results exceeded our plan and we are continuing to see strong growth in our core U.S. business. We had $703 million of executed contracts and awarded orders at the end of the quarter which represented a 31% increase versus the same time last year. Since the close of the quarter, customer activity has increased, and we are in advanced discussions on a number of sizable new orders. Most importantly, we are beginning to see results from the groundwork we laid for international expansion as several of the orders we are currently negotiating are for projects located outside of the U.S. We are also in the process of evaluating several potential acquisition targets that could meaningfully expand our total addressable market” said Jim Fusaro, Chief Executive Office of Array Technologies.

“We are pleased with our financial results, as we beat our plan for the third quarter on revenue and Adjusted EBITDA due to faster than anticipated conversion and delivery of projects.” added Nipul Patel, Chief Financial Officer of Array Technologies. Mr. Patel continued, “As discussed in our IPO roadshow, the step-downs in the ITC that began this year incentivize customers to place the majority of their orders in the second half of the year and take delivery in the first half of the following year. That pattern of ordering leads to higher revenues and profits during the first half of our year when compared to the second half of our year. We saw that pattern play out with lower revenues and profits in the third quarter than we generated in the first and second quarters of the year, while at the same time, our order book grew substantially during the third quarter. Comparisons of year-over-year results for the third quarter are less meaningful than comparisons of year-over-year results for the first nine months because of the change in the distribution of our quarterly revenues brought about by the start of the ITC step-downs this year. As a result, we believe comparing the first nine months of this year to the first nine months of last year is the best measure of our financial performance.”

Results for the Nine Months Ended September 30, 2020

Revenues increased 64% to $692.1 million, compared to $423.2 million for the prior-year period driven by increases in the volume of trackers delivered.

Gross profit increased 86% to $167.3 million, compared to $90.2 million in the prior year period driven primarily by higher revenues. Gross margin increased to 24.2% from 21.3% in the prior year period driven by reductions in purchased materials resulting from improved supplier arrangements and shifting volumes for certain components to new, lower cost suppliers and greater leverage on fixed costs from higher sales volumes.

Operating expenses increased to $69.9 million compared to $47.3 million during the same period in the prior year primarily as a result of a $13.6 million non-cash charge in the third quarter related to the revaluation of certain earn-out obligations we have to our founder and approximately $1.8 million of professional fees related to our recapitalization and initial public offering.

Income from operations increased 127% to $97.5 million, compared to $42.9 million during the same period in the prior year.

Net income increased 431% to $68.8 million, compared to $13.0 million during the same period in the prior year and basic and diluted income per share was $0.57 compared to $0.11 during the same period in the prior year. Adjusted net income increased 116% to $93.4 million, compared to $43.2 million during the same period in the prior year and adjusted net income per share was $0.78 compared to $0.36 during the same period in the prior year.

Adjusted EBITDA increased 96% to $140.5 million, compared to $71.8 million for the prior-year period.

Initial Public Offering

The Company closed its upsized initial public offering of 54,625,000 shares of its common stock at an initial public offering price of $22.00 per share on October 19th. The offering consisted of 7,000,000 shares of common stock issued and sold by the Company and 47,625,000 shares of common stock sold by a parent entity of the Company controlled by Oaktree Capital. The Company received net proceeds of $140.2 million from the offering which were primarily used to repay a portion of the Company’s term loan.

Full Year 2020 Guidance

“We are providing guidance for the full year 2020 to give our new public investors additional insight into our outlook for the remainder of the year. Going forward, we will be providing annual guidance as part of our fourth quarter and full year earnings announcements. We will not be providing quarterly guidance in future periods,” said Mr. Patel.

For the full year 2020 ending December 31, 2020, the Company expects:

•	Revenues to be in the range of $845 million to $865 million

•	Adjusted EBITDA(1) to be in the range of $156 million to $160 million

•	Adjusted net income per share(1) to be in the range of $0.82 to $0.86

“The drive to decarbonize energy is only accelerating and we are a direct beneficiary of that transition. Solar with single-axis trackers has proven to be one of the cleanest and lowest cost forms of generation and we see demand for trackers growing faster than the overall market for solar as customers convert from fixed-tilt. Moreover, customers are increasingly recognizing the superior reliability and durability of our tracker system and that is leading to market share gains for our products. These factors, combined with our strong order book, give us confidence that we are very well positioned to have another year of substantial growth in 2021,” Mr. Fusaro concluded.

(1)

A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2020 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information

Array management will host a conference call tomorrow, November 6, 2020, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (855) 327-6837 (domestic) or (631) 891-4304 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 10011754. The replay will be available until 11:59 p.m. (ET) on November 20, 2020.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about Array Technologies, please visit the company’s website at http://ir.arraytechinc.com.

About Array Technologies, Inc.

Array Technologies is one of the world’s largest manufacturers of ground-mounting systems used in solar energy projects. The Company’s principal product is an integrated system of steel supports, electric motors, gearboxes, electronic controllers and software, commonly referred to as a single-axis “tracker.” Trackers move solar panels throughout the day to maintain an optimal orientation to the sun, which significantly increases their energy production. Solar energy projects that use trackers generate up to 25% more energy and deliver a lower levelized cost of energy than projects that use conventional “fixed tilt” mounting systems. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia.

Investor Relations Contact:

Array Technologies, Inc.

Investor Relations

505-437-0010

investors@arraytechinc.com

Forward-Looking Statements

This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations include: the rate of growth in demand for solar energy projects;

•

existing electric utility industry policies and regulations; our ability to protect our intellectual property; our supply chain; changes in the U.S. trade environment; the impact of the COVID-19 pandemic on our business and the businesses of our suppliers and customers; loss or default of one or more of our significant customers; a reduction of government incentives or regulations mandating the use of renewable energy; drop in the price of electricity derived from the utility grid or from alternative energy sources; an increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for customers to finance the cost of a solar energy system and could reduce the demand for our products;

•

defects or performance problems in our products resulting in warranty, indemnity and product liability claims arising from defective products; the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers; as well as the risks and uncertainties identified in our Quarterly Report on Form 10-Q for the quarter ended September, 30, 2020

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information

This presentation includes unaudited financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We present Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share as supplemental measures of our performance. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) share based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income and Adjusted Net Income per share as net income (loss) plus (i) amortization of intangibles, (ii) share based compensation, (iii) remeasurement of the fair value of contingent consideration, (iv) ERP implementation costs, (v) certain legal expenses, (vi) other costs, and (vii) income tax expense (benefit) of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash	$27,144	$310,262
Restricted cash	—	50,995
Accounts receivable, net	118,098	96,251
Inventories, net	96,515	148,024
Income tax receivables	16,518	628
Prepaid expenses and other	6,302	13,524

Total current assets	264,577	619,684
Property, plant and equipment, net	9,620	10,660
Goodwill	69,727	69,727
Other intangible assets, net	204,573	223,510
Other assets	3,775	—

Total Assets	$552,272	$923,581

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$47,300	$129,584
Accounts payable - related party	2,232	5,922
Accrued expenses and other	22,740	17,755
Accrued warranty reserve	2,884	2,592
Income tax payable	8,528	1,944
Deferred revenue	44,781	328,781
Current portion of contingent consideration	18,123	6,293
Revolving loan	102	70
Current portion of term loan and related party loans	—	97,679

Total Current Liabilities	146,690	590,620

Long-Term Liabilities
Deferred tax liability	12,187	15,853
Contingent consideration, net of current portion	16,135	11,957

Total Long-Term Liabilities	28,322	27,810

Total Liabilities	175,012	618,430

Commitments and Contingencies
Member’s Equity	377,260	305,151

Total Liabilities and Members’ Equity	$552,272	$923,581

Array Technologies, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$139,462	$197,772	$692,096	$423,189
Cost of Revenue	112,731	150,845	524,747	333,024

Gross profit	26,731	46,927	167,349	90,165

Operating Expenses
General and administrative	11,873	10,239	34,772	27,939
Contingent consideration	13,591	1,968	16,008	178
Depreciation and amortization	6,374	6,371	19,117	19,133

Total Operating Expenses	31,838	18,578	69,897	47,250

Income (loss) from Operations	(5,107)	28,349	97,452	42,915
Other Expense
Other income (expense), net	(29)	(8)	(2,163)	106
Interest expense	(673)	(4,492)	(8,313)	(13,879)

Total Other Expense	(702)	(4,500)	(10,476)	(13,773)

Income (Loss) Before Income Tax Expense	(5,809)	23,849	86,976	29,142
Income Tax Expense	1,423	5,658	18,131	16,177

Net Income (Loss)	$(7,232)	$18,191	$68,845	$12,965

Earnings (Loss) per Unit
Basic and Diluted	$(0.06)	$0.15	$0.57	$0.11

Weighted Average Number of Units
Basic and Diluted	119,994	119,994	119,994	119,994

Array Technologies, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows Used in Operating Activities
Net income	$68,845	$12,965
Adjustments to reconcile net income to net cash used in operating activities:
Provision for (recovery of) bad debts	493	(3,987)
Deferred tax (benefit) expense	(3,666)	14,539
Depreciation and amortization	20,587	20,487
Amortization of debt discount and issuance costs	2,160	3,004
Interest paid-in-kind	3,421	2,256
Equity based compensation	3,264	—
Change in fair value of contingent consideration	16,008	178
Warranty provision	633	244
Provision for inventory obsolescence	2,517	2,201
Changes in operating assets and liabilities
Accounts receivable	(22,340)	(63,241)
Inventories	48,992	(40,050)
Income tax receivables	(15.890)	8,445
Prepaid expenses and other	7,222	9,848
Accounts payable	(82,284)	33,064
Accounts payable—related party	(3,690)	438
Accrued expenses and other	4,644	(13,221)
Income tax payable	6,584	2,458
Deferred revenue	(284,000)	(1,148)

Net Cash Used in Operating Activities	(226,500)	(11,520)

Cash Flows Used in Investing Activities
Purchase of property, plant and equipment	(610)	(784)

Net Cash Used in Investing Activities	(610)	(784)

Cash Flows from Financing Activities
Proceeds from (payments on) revolving loan	32	(5,807)
Principal payments on term loan	(57,702)	(20,000)
Payments on related party loans	(45,558)	—
Deferred offering costs	(3,775)	—
Capital contribution	—	133

Net Cash Used in Financing Activities	(107,003)	(25,674)

Net Decrease in Cash and Restricted Cash	(334,113)	(37,978)
Cash and Restricted Cash, beginning of year	361,257	40,826

Cash and Restricted Cash, end of year	$27,144	$2,848

Array Technologies, Inc.

Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)

(In thousands)

The following table presents a reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Income (loss)	$(7,232)	$18,191	$68,845	$12,965
Interest Expense	673	4,492	8,313	13,879
Other Expense (income)	29	8	2,163	(106)
Income Tax Expense	1,423	5,658	18,131	16,177
Depreciation Expense	551	518	1,650	1,550
Amortization of Intangibles	6,312	6,312	18,937	18,937
Share Based Compensation	852	—	3,264	—
Contingent Consideration	13,591	1,968	16,008	178
ERP Implementation Costs(b)	375	888	1,946	2,225
Legal Expense(c)	64	1,103	899	3,240
Other Costs(d)	—	146	334	2,798

Adjusted EBITDA	$16,638	$39,284	$140,490	$71,843

The following table presents a reconciliation of Net income (loss) to Adjusted Net income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Income (loss)	$(7,232)	$18,191	$68,845	$12,965
Amortization of Intangibles	6,312	6,312	18,937	18,937
Share Based Compensation	852	—	3,264	—
Contingent Consideration(a)	13,591	1,968	16,008	178
ERP Implementation Costs(b)	375	888	1,946	2,225
Legal Expense(c)	64	1,103	899	3,240
Other Costs(e)	—	146	2,566	2,798
Income Tax Expense of Adjustments(g)	(5,191)	(2,471)	(12,492)	(6,475)
Non-recurring income tax adjustment related to the IRS settlement and Cares Act	—	—	(6,608)	9,284

Adjusted Net Income	$8,771	$26,137	$93,365	$43,152

Effective/Adjusted Effective Tax Rate(f)	24.5%	23.7%	28.4%	23.7%

(a)

Represents non-cash charges for the remeasurement of the fair value related to the tax receivable agreement entered into by the Company and the former majority shareholder of Array and earn out payment in the form of cash upon the occurrence of certain events.

(b)	Represents consulting costs associated with our enterprise resource planning system implementation.
(c)

Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(d)

For the three months ended September 30, 2020 and 2019, other costs represent (i) consulting fees for certain accounting, finance and IT services of $0.1 million in 2019, that we do not expect to re-occur in the future. For the nine-month periods, other costs represent (i) consulting fees for certain accounting, finance and IT services of $2.6 million in the nine months ended September 30, 2019. (ii) $0.2 million in the nine months ended September 30, 2019 for the executive consulting costs, and (iii) $0.3 million during the nine months ended September 30, 2020 for costs incurred in preparation for an IPO.

(e)

For the three months ended September 30, 2020 and 2019, other costs represent (i) consulting fees for certain accounting, finance and IT services of $0.1 million in 2019 that we do not expect to re-occur in the future. For the nine month periods, other costs represent (i) consulting fees for certain accounting, finance and IT services of $2.6 million in the nine months ended September 30, 2019 (ii) $0.2 million in the nine months ended September 30, 2019 for the executive consulting costs, (iii) $0.3 million during the nine months ended September 30, 2020 for costs incurred in preparation for a potential IPO and, (iv) $2.2 million in the nine months ended September 30, 2020 for amounts owed to the former majority shareholder in connection with tax benefits received as part of the CARES act.

(f)

Represents the Effective Tax Rate for the periods presented, adjusted for the following items (i) for the nine months ended September 30, 2019 the effective tax rate of 55.5% was reduced by 31.8% to 23.7% to eliminate the impact of adjustments made to income tax expense due to the settlement of an IRS examination and, (ii) for the nine months ended September 30, 2020 the effective tax rate of 20.8% was increased by 7.6% to 28.4% to eliminate the impact of adjustments made to income tax expense due to the CARES act.

(g)	Represents incremental tax expense (benefit) from adjustments assuming the effective tax rate.